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                                                                    Exhibit 99.1


                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

[JLG LOGO]


[JLG LETTERHEAD]                                           CONTACT: JUNA ROWLAND
                                       DIRECTOR - CORPORATE & INVESTOR RELATIONS
                                                      (240) 313-1816, IR@JLG.COM


                  JLG ADDS DAVID L. PUGH TO BOARD OF DIRECTORS

        MCCONNELLSBURG, PA, JANUARY 15, 2004 - JLG Industries, Inc. (NYSE: JLG) today announced the appointment of David L. Pugh to the Company's Board of Directors, expanding JLG's Board to nine members. David is currently the Chairman of the Board and Chief Executive Officer of Applied Industrial Technologies (NYSE: AIT) in Cleveland, Ohio.

        "We are pleased to welcome David to JLG's Board of Directors," stated Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "His experience and expertise will be valuable and complementary to our current Board membership and we look forward to David's contribution to the growth of JLG."

        David joined Applied Industrial Technologies as President and Chief Operating Officer in January 1999. He was named the Chief Executive Officer in January 2000 and Chairman of the Board in October 2000. With more than 29 years of management experience, David joined Applied Industrial Technologies from Rockwell International Corporation where he served as Senior Vice President of the industrial control group with responsibility for a global manufacturing operation encompassing three business groups, 5,000 employees and 13 operating locations.

        Prior to joining Rockwell in 1994, David held various sales, marketing and operations positions at Square D Company and Westinghouse Electric. His roles with those companies included Chief Marketing Officer of Square D and Vice President and General Manager of its power equipment business unit and Plant Manager and Vice President for construction sales at Westinghouse.

        JLG Industries, Inc. is the world's leading producer of access equipment and highway-speed telescopic hydraulic excavators. The Company's diverse product portfolio encompasses leading brands such as JLG(R) aerial work platforms; JLG, Sky Trak(R), Lull(R) and Gradall(R) telehandlers; Gradall excavators; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force, marketing, the Internet, integrated supply programs and a network of distributors. In addition, JLG offers world-class after-sales service and support for its customers in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

                    For more information, visit www.jlg.com.
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